Exhibit 10.4

Kellye L. Walker Chief Administrative Officer, General Counsel and Secretary 1025 Laurel Oak Road Voorhees, NJ 08043	P 856.346.8200 F 856.346.5817

May 7, 2014

Mr. Loyd Warnock

12053 Leighton Court

Carmel, IN  46032

Re:  Amended and Restated Employment Letter Agreement

Dear Mr. Warnock:

On behalf of American Water, I am pleased to extend our offer of employment to you for the position of Senior Vice President of External Affairs, Communications and Public Policy of American Water, reporting to the company’s Chief Executive Officer.  This letter restates and supersedes the previously executed letter between the Company and you dated April 2, 2014. As noted in that letter April 28, 2014 is your first day of employment.  We anticipate that you will find this new role to be personally rewarding and one in which you can make significant contributions to the Company. The following represents our offer to you:

Base Salary

You will be paid bi-weekly at the rate of $13,846.16 and when annualized would be approximately $360,000.  The salary grade for your position will be ML3.

Sign-On Bonus

You will receive a $220,000 cash sign-on bonus, subject to applicable withholdings, within your first week of employment.   You are also entitled to receive Restricted Stock Units (RSUs) in the amount of $220,000 which will be granted on your start date.   This grant will vest on January 1, 2017.  In the event of your death or disability, these Restricted Stock Units shall become immediately vested.

2014 Annual Incentive Plan (AIP) Eligibility

You will be eligible to participate in the Company’s Annual Incentive Plan with a target bonus award payout of 50% of your annual base salary. Any amount awarded to you as a participant under the Annual Incentive Plan will be determined in accordance with the terms of that plan.  Actual payout of the Annual Incentive Plan bonus is discretionary and based on factors including company performance and individual performance objectives.  For 2014, you will be eligible for a full-year AIP payout based on your target level and the above noted factors.

Mr. Loyd Warnock

May 7, 2014

2014 Long Term Incentive Plan (LTIP) Eligibility

You will be eligible for a full equity award under the Company’s Long Term Incentive Plan at a target payout of 90% of your annual base salary, beginning in 2014, as approved by the Compensation Committee of the American Water Board of Directors.  The 2014 award will be granted and priced as of your start date.

LTIP Grants Issued in 2018 and 2019

So long as the Compensation Committee approves LTIP grants to eligible employees in 2018 and 2019 any grants made to you pursuant to the Company’s LTIP in these years shall vest on January 1, 2020.

Benefits

American Water offers a comprehensive benefits package, the provisions of which will begin on the first of the month after one full calendar month of employment including medical insurance, dental insurance, life insurance, and short- and long-term disability insurance.

You will be eligible to participate in the Company’s Savings and Investment Program (401k). You can roll over other qualified savings and investment retirement programs into the American Water plan. You will also be eligible to participate in the Non-Qualified Savings and Deferred Compensation Program and our Executive Physical Program in accordance with the terms of the plan details.  Please refer to the enclosed 2014 Executive Benefits at a Glance documents for benefit details.

Vacation/Holidays

You will be eligible for 25 vacation days in 2014.  In addition, you will be eligible for  seven (7) paid holidays and you will be eligible for six (6) floating holidays in a calendar year.

Office location

Given the nature of your role and the travel required, a relocation of your primary residence will not be required.  Your primary work location will be in Indiana. The company will provide appropriate office space for your use at the offices of Indiana American Water.  The foregoing notwithstanding, it is expressly understood that you will spend sufficient time at the company’s corporate offices in  Voorhees, New Jersey, as requested from time to time by the company’s CEO.

Mr. Loyd Warnock

May 7, 2014

Relocation Expenses

It is the Company’s understanding that relocation expenses were incurred on your behalf by MISO, your former employer.  To the extent that you are required to repay all or a portion of these expenses, the Company will repay any such relocation expenses for which your former employer seeks repayment from you.

Executive Severance Policy

You will be an eligible participant under the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause.  Under the policy, you will receive salary continuation benefits in the form of 12 months of your base salary, plus a prorated annual incentive payment.  A copy of the Executive Severance Policy will be available to you at your request.

We are looking forward to a favorable decision from you and to your joining the American Water team.  Please signify your acceptance of this offer of employment by signing this letter and returning it to me by email or by facsimile.

Sincerely,

/s/ Kellye L. Walker

Kellye L. Walker

Enclosure

This offer of employment extended by American Water is contingent upon successful completion of a drug screen, applicable background checks, verification of authorization to work and all information supplied on the resume and other information supplied by you, and the absence of any Non-Compete or Non-Solicitation Agreement with a prior employer.

I, Loyd Warnock, understand that my employment will be "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

	/s/ Loyd Warnock	5-8-2014
Signature:	Loyd Warnock	Date